SULLIVAN & CROMWELL
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NEW YORK TELEPHONE: (212) 558-4000
TELEX: 62694 (INTERNATIONAL) 127816 (DOMESTIC)
CABLE ADDRESS: LADYCOURT, NEW YORK                                        125 Broad Street, New York 10004-2498
FACSIMILE: (212) 558-3588 (125 Broad Street)                                          -------------
         (212) 558-3792 (250 Park Avenue)                                  250 PARK AVENUE, NEW YORK 10177-0021
                                                        1701 PENNSYLVANIA AVE, N.W. WASHINGTON, D.C. 20006-5805
                                                                444 SOUTH FLOWER STREET, LOS ANGELES 90071-2901
                                                                                  8, PLACE VENDOME, 75001 PARIS
                                                         ST. OLAVE'S HOUSE, 9a IRONMONGER LANE, LONDON EC2V 8EY
                                                                             101 COLLINS STREET, MELBOURNE 3000
                                                                 2-1, MARUNOUCHI I-CHOME, CHIYODA-KU, TOKYO 100
                                                                          NINE QUEEN'S ROAD, CENTRAL, HONG KONG
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                                                             November 22, 1995



Seligman Municipal Series Trust,
   100 Park Avenue,
      New York, New York 10017.

Dear Sirs:

         You have requested our opinion in connection with the notice which you propose to file pursuant to Rule 24f-2 under the Investment Company Act of 1940 with respect to your shares of beneficial interest, $0.001 par value, as follows: 2,276,117 shares of beneficial interest of your California Quality Series (the "Quality Shares"), 1,855,154 shares of beneficial interest of your California High-Yield Series (the "High-Yield Shares"), 595,095 shares of beneficial interest of your Florida series (the "Florida Shares") and 577, 290 shares of beneficial interest of your North Carolina series (the "North Carolina Shares").

         As your counsel, we are familiar with your organization and corporate status and validity of your shares of beneficial interest.


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Seligman Municipal Series Trust                                             -2-


         We advise you that, in our opinion, the Quality Shares, the High-Yield Shares, the Florida Shares, and the North Carolina Shares are legally and validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the laws of the Commonwealth of Massachusetts, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Massachusetts law, we have relied upon the opinion of Ropes & Gray, dated November 21, 1996, and our opinion is subject to the same qualifications and limitations with respect to such matters as are contained in such opinion of Ropes & Gray. We consent to the filing of this opinion with the Securities and Exchange Commission in connection with the notice referred to above. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                            Very truly yours,


                               Sullivan & Cromwell